ADMINISTRATION & FUND ACCOUNTING

SERVICES AGREEMENT

between

THE NORTH COUNTRY FUNDS

and

GEMINI FUND SERVICES, LLC

INDEX

1.

  APPOINTMENT AND DELIVERY OF DOCUMENTS

2.       DUTIES OF GFS

ADMINISTRATION

FUND ACCOUNTING

3.

  COMPENSATION OF  GFS.

4.       EXPENSES ASSUMED AS ADMINISTRATOR

5.       STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

6.

  REPORTS

7.

  ADDITIONAL FUNDS AND CLASSES

8.

  ACTIVITIES OF GFS

9.

  CONFIDENTIALITY

10.     PROPRIETARY INFORMATION

11.     EFFECTIVENESS, DURATION, AND TERMINATION

12.     ASSIGNMENT.

13.     LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

14.     MISCELLANEOUS

SCHEDULE A

SERVICE FEE STRUCTURE

ADDITIONAL SERVICE CHARGES

STATE REGISTRATION (BLUE SKY)

MULTI-CLASS PROCESSING CHARGE

FEE INCREASES

OUT-OF-POCKET EXPENSES

SCHEDULE B

THE NORTH COUNTRY FUNDS

ADMINISTRATION & FUND ACCOUNTING SERVICES AGREEMENT

AGREEMENT made this 3rd day of January, 2001, as revised February 3, 2004 and January 23, 2007, by and among The North Country Funds, a Massachusetts business trust, having its principal office and place of business at 250 Glen Street, Glens Falls, NY 12801 (the "Trust") and Gemini Fund Services, LLC, a Nebraska limited liability company having its principal office and place of business at the 450 Wireless Boulevard, Hauppauge New York 11788 (“GFS”).

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and is authorized to divide those series into separate classes; and

WHEREAS, the Trust offers shares in the series as listed in Schedule B hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 7, being herein referred to as a “Fund,” and collectively as the “Funds”) and the Trust offers shares of the classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a “Class,” and collectively as the “Classes”); and

WHEREAS, the Trust desires that GFS perform certain administrative and accounting services for each Fund and Class thereof and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and GFS hereby agree as follows:

1.

APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)

The Trust hereby appoints GFS, and GFS hereby agrees, to act as administrator of the Trust for the period and on the terms set forth in this Agreement.

(b)

In connection therewith, the Trust has delivered to GFS copies of

(i)

the Trust's Agreement, Declaration of Trust and Bylaws (collectively,  as amended from time to time, "Organic Documents");

(ii)

the Trust's Registration Statement on Form N-1A and all amendments  thereto filed  with the U.S.  Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the  "Securities Act"), or the 1940 Act (the "Registration Statement");

(iii)

the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)

the Trust's current Prospectus and Statement of Additional Information for each Fund  (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)

each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar  document  adopted  by the  Trust  ("Service  Plan"); and

(vi)

all procedures adopted by the Trust with respect  to the Trust’s  (e.g., procedures relating to rule 17a-7 transactions, repurchase agreements, etc.), and shall  promptly  furnish GFS with all amendments of or supplements to the foregoing.  The Trust shall deliver to GFS a certified copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing GFS and authorizing the execution and delivery of this Agreement.

2.         DUTIES OF GFS

ADMINISTRATION

(a)

Subject to the direction and control of the Board, GFS shall manage all aspects of the Trust’s operations with respect to the Funds except those that are the responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board;

(b)

GFS shall provide persons suitable to the Board to serve as officers of the Trust;

(c)

GFS will provide the Trust with the adequate general office space, communication facilities and personnel to perform the services for the Trust described in this Section 2;

(d)

Oversee the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust, including:

(i)

the  preparation  and  maintenance  by the  Trust's custodian, transfer  agent, dividend disbursing agent and fund accountant in such form,  for such periods and in such locations as may be required by applicable United States law, of all  documents  and   records  relating to the operation of the Trust required to be prepared or maintained by the Trust or its agents  pursuant to applicable law;

(ii)

the  reconciliation  of account  information and balances among the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant;

(iii) the transmission of purchase and redemption orders for Shares; and

(iv)

the performance of fund accounting, including the calculation of the net asset value of the Shares.

(e)

Assist each Fund’s investment adviser in monitoring Fund holdings for compliance with Prospectus investment restrictions and assist in preparation of periodic compliance reports, as applicable;

(f)

Prepare and coordinate the printing of semi-annual and annual financial statements;

(g)

Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and Administrator from time to time;

(h)

Advise the Trust and the Board on matters concerning the Trust and its affairs;

(i)

With the cooperation of the counsel to the Trust, the investment advisers, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and GFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

(j)

Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

(k)

Prepare the Trust's federal, state, and local tax returns to be reviewed by the Trust's independent public accountants;

(l)

Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate it's daily net asset value;

(m)

In consultation with counsel for the Trust, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

(i)

amendments to the Trust’s Registration Statement on Form N-1A;

(ii)

periodic reports to the Trustees' shareholders and the Commission, including but not limited to annual reports and semi-annual reports;

(iii) notices pursuant to Rule 24f-2;

(iv)

proxy materials; and

(v)

reports to the SEC on Form N-SAR.

(n)

Coordinate the Trust's annual or SEC audit by:

(i)

assisting the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records;

(ii)

providing appropriate financial schedules (as requested by the Trust's independent public accountants or SEC examiners); and

(iii) providing office facilities as may be required.

(o)

After consultation with counsel for the Trust and the investment adviser, determine the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

(p)

Monitor sales of Shares, ensure that the Shares are properly and duly registered with the SEC;

(q)

Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

(r)

Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

(s)

Authorize the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

(t)

Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

(u)

Assist the Trust in the selection of other service providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that GFS need not begin performing any such task except upon 65 days' notice and pursuant to mutually acceptable compensation agreements;

(v)

GFS shall provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements;

(w)

Except with respect to GFS's duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust.  All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations; and

(x)

In order for GFS to perform the services required by this Section 2, the Trust (i) shall cause all service providers to the Trust to furnish any and all information to GFS, and assist GFS as may be required and (ii) shall ensure that GFS has access to all records and documents maintained by the Trust or any service provider to the Trust.

GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

FUND ACCOUNTING

(a)

Services. GFS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section. With respect to each Fund, GFS shall perform the following services:

(i)

Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus and transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its transfer agent;

(ii)

Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting practice ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

(iii)

GFS shall prepare and maintain on behalf of the Trust the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of GFS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and GFS. Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents:

  Cash receipts journal

  Cash disbursements journal

  Dividend record

  Purchase and sales - portfolio securities journals

  Subscription and redemption journals

  Security ledgers

  Broker ledger

  General ledger

  Daily expense accruals

  Daily income accruals

  Securities and monies borrowed or loaned and collateral therefore

  Foreign currency journals

  Trial balances

(iv)

Make such adjustments over such periods as the Trust’s administrator deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

(v)

Provide the Trust and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

(vi)

Provide all raw data available from its mutual fund accounting system for management’s or the administrator’s preparation of the following:

                       1. Semi-annual financial statements;

                       2. Semi-annual form N-SAR;

                       3. Annual tax returns;

                       4. Financial data necessary to update form N-1A;

                       5. Annual proxy statement

(vii) Maintain controls and procedures designed to insure that information required to be disclosed by the Trust in its reports under the Exchange Act of 1934 is processed in an accurate and timely manner for communication to the Trust’s management, including its principal executive and financial officers.  The following items are the primary sources of controls and procedures:

•

Statement of Auditing Standards  (“SAS”) 70 – An SAS 70 is provided by an independent auditor for the fund accounting and transfer agent services at GFS. The documents contain many of the controls and procedures implemented at GFS and are utilized by outside vendors.

•

Daily reconciliations – A comprehensive accounting package is prepared by fund accounting on a daily basis and reviewed by supervisory staff. Some of the reconciliations are: cash, capital stock receivable/payable, capital shares outstanding, income and expense proofs. All discrepancies are fully investigated and resolved in a timely manner.

•

Weekly reconciliations – The security positions of the funds are reconciled to the custodian bank on a weekly basis. All discrepancies are fully investigated and resolved in a timely manner.

•

Monthly management report - A monthly report containing various reconciliations, accounting reports, compliance testing and blue sky material is prepared for and provided to GFS management and the Trust.  Any matters of concern identified in the report are discussed with the Trust’s chief executive and financial officers.

•

Financial statement review – A comprehensive audit package is prepared for semi and annual reports. A member of the management personnel of GFS reviews the financial statements. A committee of management personnel (“the Committee”) reviews semi-annual reports. The Committee consists of senior management of the legal, administration and accounting departments of GFS. After meeting, the Committee reports its findings to the chief executive and financial officers of the Trust. The annual reports are reviewed by an outside auditing firm, which prepares an opinion on the report.

•

Post-filing evaluations – The Committee, together with the Trust’s chief executive and financial officers, reviews the effectiveness of the design and operation of the disclosure controls and procedures within 90 days of the filing of each report requiring certification by the issuer under Investment Company Act Rule 30a-2.

•

Yearly evaluations – The Committee, together with the Trust’s chief executive and financial officers, evaluates the effectiveness of the operation of the disclosure controls and reviews the number of reconciliations and issues arising from such reconciliations.  Such analysis is used to identify the need to modify or enhance the controls and procedures process.

(vii)

Provide facilities to accommodate annual audit by the Trust’s independent accountants and, upon approval of the Trust, any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction;

(viii)

Transmit to and receive from each Fund's transfer agent appropriate data to on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

(ix)

Periodically reconcile all appropriate data with each Fund's custodian; and

(x)

Perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that GFS need not begin performing any such task except upon 65 days’ notice and pursuant to mutually acceptable compensation agreements.

(b) Maintenance of and Access to Records. GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1 thereunder.  The books and records pertaining to the Trust that are in possession of GFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during GFS's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by GFS to the Trust or the Trust's authorized representatives.  In the event the Trust designates a successor that assumes any of GFS's obligations hereunder, GFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

(c)

Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by GFS, GFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. GFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions if GFS is advised by counsel to GFS that failure to do so will result in liability to GFS.

3.

COMPENSATION OF GFS

(a) Fees. For the services provided by GFS pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay GFS the fees set forth in Schedule A. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund.

(b)

Expenses.  In addition to the fees paid under subsection (a), the Trust agrees to reimburse GFS for out-of-pocket expenses or advances incurred by GFS for the items set out in the Schedule A attached hereto.  In addition, the Trust will reimburse any other expenses incurred by GFS at the request or with the consent of the Trust.

(c) Fee Changes. The fees, out-of pocket expenses and advances identified in the foregoing subsections (a) and (b) above may be changed from time to time subject to written agreement between the Trust and GFS.

 (d) Due Date.  All fees under subsection (a) are due and payable via wire within five (5) days of receipt.  All expenses under subsection (b) are due and payable via wire within ten (10) days of receipt.  Interest, at a rate of eighteen (18) percent per year, can be charged if invoices remain outstanding greater than the five (5) and ten (10) days, respectively.

4.

EXPENSES ASSUMED AS ADMINISTRATOR

Except as specifically stated in this Agreement, GFS shall pay all expenses incurred by it in performing its services and duties as Administrator. The Trust will bear all other expenses to be incurred in the operation of the Funds (other than those borne by the Adviser) including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not officers, directors, partners, employees or holders of five percent or more of the outstanding voting securities of the Adviser or GFS or any of their affiliates, Securities and Exchange Commission fees and state blue sky registration or qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees,  certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs attributable to shareholder services, including without limitation telephone and personnel expenses, costs of preparing and printing Prospectuses for regulatory purposes, costs of shareholders' reports and Trust meetings and any extraordinary expenses.

5.

STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)

Standard of Care. GFS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of GFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

(b)

Indemnification. GFS shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by GFS in the performance of its duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund or its security holders to which GFS shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties on behalf of the Fund, reckless disregard of GFS's obligations and duties under this Agreement or the willful violation of any applicable law.

(c)

Reliance. An GFS Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

(i)

an advice of the Trust or of counsel, who may be counsel to the Trust or counsel to GFS;

(ii)

any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (GFS shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.);

(iii)

any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by GFS to have been validly executed; or

(iv)

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by GFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and no GFS Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes in good faith to be genuine.

(a)

Errors of Others.  GFS shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by GFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust.

      (e) NAV Errors. If an error in pricing the NAV is equal to or greater than ½ of 1.0% of the NAV, GFS will reprocess the activity for those shareholders where the effect is $25.00 or more.  If the error in pricing the NAV is less than ½ of 1.0% of the NAV and the Fund is in a net loss position because of a pricing error greater than $0.01 per share, the responsible party will reimburse the Fund for the amount of the net loss.

(f) Definition of “NAV Difference.” For purposes of this Agreement,  (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, divided by the Recalculated NAV, (ii) NAV Differences and any GFS liability therefrom are to be calculated each time a Fund's (or class's) NAV is calculated, (iii) in calculating any NAV Difference for which GFS would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted and (iv) in calculating any NAV Difference for which GFS would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.

6.

REPORTS

(a)

The Trust shall provide to GFS on a quarterly basis a report of a duly authorized officer of the Trust representing that all information furnished to GFS during the preceding quarter was true, complete and correct to the best of its knowledge. GFS shall not be responsible for the accuracy of any information furnished to it by the Trust, and the Trust shall hold GFS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

(b)

GFS shall provide to the Board of Trustees of the Trust, on a quarterly basis, a report, in such a form as GFS and the Trust shall from time to time agree, representing that, to its knowledge, the Trust was in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Trust was not so in compliance. Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, GFS shall promptly notify the Trust and its counsel of such violation.

7.

ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. GFS or the Trust may elect not to make any such series or classes subject to this Agreement.

8.

 ACTIVITIES OF GFS

(a)

GFS shall be free to render similar services to others so long as its services hereinunder are not impaired thereby;

(b)

GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may be affiliated persons of GFS, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay those persons for their services, but no such payment will increase GFS's compensation from the Trust;

9.

CONFIDENTIALITY

         GFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)

prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC; and

(b)

provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)

release such other information as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal contempt proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust and the Adviser.

10.

PROPRIETARY INFORMATION

(a) Proprietary Information of GFS.  The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to GFS or the third party.  The Trust agrees to treat all Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)

Proprietary Information of the Trust.  GFS acknowledges that the Shareholder list and all information related to Shareholders furnished to GFS by the Trust or by a Shareholder in connection with this Agreement (collectively “Customer Data”) constitute proprietary information of substantial value to the Trust.  In no event shall Proprietary Information be deemed Customer Data.  GFS agrees to treat all Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust.

11.

EFFECTIVENESS, DURATION, AND TERMINATION

(a)

Effective Date. This Agreement shall become effective on the date first above written.

(b)

Term. This Agreement shall remain in effect for an initial term ending on February 28, 2005 from the date of its effectiveness and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by the Board.  This Agreement shall terminate at the end of the term unless the Trust notifies GFS in writing of its intention and desire for a continuance of this Agreement for a period to be determined at the time of such written notice.

(c) Termination for Cause. The Agreement can only be terminated for a material breach of this Agreement.  Upon receipt of notice of such a breach, the breaching party shall have 30 days to remedy the breach.  If said breach is not remedied to the reasonable satisfaction of the non-breaching party, the non-breaching party may thereafter terminate this Agreement upon 90 day’s written notice.  Compensation due GFS and unpaid by the Trust upon such termination shall be immediately due and payable upon, and notwithstanding, such termination. If after such termination for so long as GFS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement, the provisions of this Agreement, including without limitation, the provisions dealing with indemnification, shall continue in full force and effect.

(d) Reimbursement of GFS’s Expenses.  If the Trust terminates this Agreement, GFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Sections 11 hereof, the amount of all of GFS’s reasonable labor charges and cash disbursements for services in connection with GFS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Corporations records of each Fund from its computer systems, and the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, GFS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession.

(e)

Survival of Certain Obligations.  The obligations of Sections 3, 5, 9 and 10 shall survive any termination of this Agreement.

(f)

Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

12.

ASSIGNMENT

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of GFS.

13.

LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and GFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which GFS's rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the shareholders of the Funds.

14.

MISCELLANEOUS

(a)  Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b) Choice of Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d) Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e) Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f) Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g) Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:	To GFS:
Andrew Rogers President	Emile R. Molineaux, Senior Vice President and General Counsel
The North Country Funds c/o Gemini Fund Services, LLC 450 Wireless Boulevard	Gemini Fund Services, LLC 450 Wireless Boulevard Hauppauge, NY 11788
Hauppauge, NY 11788

(h) Business Days. Nothing contained in this Agreement is intended to or shall require GFS, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Business Day. Functions or duties normally scheduled to be performed on any day which is not a Fund Business Day shall be performed on, and as of, the next Fund Business Day, unless otherwise required by law.

(i)  Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(j)  Consequential Damages.  Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

(k)  Nonliability of Affiliates. No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of GFS shall be liable at law or in equity for GFS’s obligations under this Agreement.

(l) Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

THE NORTH COUNTRY FUNDS

GEMINI FUND SERVICES, LLC

By:  /s/ Andrew Rogers

By: /s/ Emile R. Molineaux

Andrew Rogers, President

Emile R. Molineaux, Senior Vice

President and General Counsel

ATTESTED TO AND AGREED:

NORTH COUNTRY INVESTMENT ADVISERS, INC.

By: /s/ John E. Arsenault

       John E. Arsenault, President

THE NORTH COUNTRY FUNDS

ADMINISTRATION & FUND ACCOUNTING

SERVICES AGREEMENT

Schedule A

Fee and Charges

(a) SERVICE FEE STRUCTURE:

The greater of:

1.

Monthly minimum administrative (which includes fund accounting) service fee per portfolio are as follows (based upon prior month’s Average Net Assets):

Assets in Millions

         Total Fee

Under $5 million                                                $

From $5 million to $10 million                            $

From $10 million to $25 million                          $

From $25 million to $35 million                          $

From $35 million to $50 million                          $

From $50 million on                                           $

OR,

2.

NET ASSET CHARGE:

➢

First $75 million of average monthly net assets of Fund __, plus

➢

Next $75 million of average monthly net assets of Fund ___, plus

➢

Over $150 million of average monthly net assets of Fund ___.

Administrative service fees are charged on a per portfolio basis, plus out-of-pocket expenses.

(b) ADDITIONAL SERVICE CHARGES:

STATE REGISTRATION (BLUE SKY) FEES:

The fees enumerated above do not include the initial state registration, renewal and maintenance of registrations.  Each state registration requested will be subject to the following service fees:

Initial Registration

            $

Registration Renewal

$

Sales Reports (if required)

$

MULTI-CLASS PROCESSING CHARGE:

$     per month will be charged for each additional class of fund shares per portfolio.

(c)  FEE INCREASES:

On the annual anniversary date of the Agreement the fees enumerated above will be increased by the greater of the change in the Consumer Price Index (CPI) for New York and North Eastern New Jersey for the preceding twelve (12) month period.

(d) OUT-OF-POCKET EXPENSES:

The following expenses will be charged to the Fund as incurred by GFS in connection with the performance of its duties to include daily quotation fees for equity and debt positions, capital change information, telephone toll charges, facsimile transmissions, supplies (related to fund records), record storage, postage and courier charges, pro-rata portion of SAS 70 review, and NASDAQ insertion fee.

(e)  PRICE QUOTES:

The charge for equity and bond price quotes will be as follows:

$

Domestic  and Canadian equities

$

Options

$

Corp/Gov/Agency Bonds

$

CMO’s

$

International Equities and Bonds

$

Municipal Bonds

THE NORTH COUNTRY FUNDS

GEMINI FUND SERVICES, LLC

By:  /s/ Andrew Rogers

By:/s/ Emile R. Molineaux

Andrew Rogers, President

Emile R. Molineaux, Senior President and General Counsel

Date: 7/24/07

Date: 7/24/07

ATTESTED TO AND AGREED:

NORTH COUNTRY INVESTMENT ADVISERS, INC.

By: /s/ John E. Arsenault

       John E. Arsenault, President